Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-20803

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $2,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated June 25, 1997
   (To Prospectus  Supplement,  dated May 21, 1997;
   to Prospectus, dated May 21, 1997)

                              DESCRIPTION OF NOTES

         The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         7.00% Subordinated Notes Due July 1, 2007 (the "Notes").

Aggregate
Principal Amount:       $200,000,000.00.

Price to Public:        99.4590%

Issue Date:             June 30, 1997.

Stated Maturity:        July 1, 2007.

Interest Rate:          7.00% per annum.

Interest Payment Dates: Semi-annually on the 1st day of each January and July, commencing January 1, 1998, and at Stated Maturity.

Regular Record Dates:   December 16, for each Interest Payment Date occurring on
                        the immediately succeeding January 1, and June 15, for each Interest Payment Date occurring on the immediately succeeding July 1.

Sinking Fund:           The Notes are not subject to any sinking fund provision.

Redemption:             The Notes are not subject to early redemption.

Selling Agents:         Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., each
                        as Principal, have severally, and not jointly, agreed to purchase the principal amount of Notes set forth opposite its name:

                        Bear, Stearns & Co. Inc.:  $100,000,000
                        Goldman, Sachs & Co.:  $100,000,000

Agents' Discount
or Commission:          0.350%.

CUSIP Number:           17303 MGW 3.